Exhibit 99.1

August 1, 2012

Tronox Reports Second Quarter 2012 Financial Results

Tronox Limited formed by combining Exxaro Mineral Sands and Tronox, Inc. pigment operations

•	Revenue of $428.9 million, with rising ore prices and stable pigment prices

•	Adjusted EBITDA of $146.2 million, including $23.3 million from acquired businesses

•	Earnings of $13.67 per diluted share, or $1.23 per diluted share excluding gain on bargain purchase, up 45 percent versus $0.85 in prior-year quarter

•	Full year 2012 outlook reaffirmed for pro forma revenue of $2.5 - $2.6 billion and pro forma Adjusted EBITDA margin of 35-37 percent

•	Strong balance sheet with net debt of $558.9 million and cash on hand of $185.9 million

•

Repurchased $21.1 million of Class A shares to date at a weighted average cost of $116.06; $2.0 million of shares repurchased in second quarter; additional $19.1 million of shares repurchased subsequent to June 30, 2012

•	Board declared quarterly dividend of $1.25 per share (pre-split basis) and 5 for 1 stock split

•	Tronox Limited now fully vertically integrated and benefits from ore optimization at both ends of the supply chain

STAMFORD, Conn., Aug. 1, 2012 /PRNewswire/ — Tronox Limited (NYSE: TROX) today reported revenue of $428.9 million and Adjusted EBITDA of $146.2 million for the second quarter of 2012. Revenue in the second quarter was essentially level to that in the prior-year quarter and includes $30.5 million in mineral ore sales for the two-week period following the closing of the Exxaro Mineral Sands acquisition on June 15, 2012. Adjusted EBITDA of $146.2 million in the second quarter, including $23.3 million from acquired businesses (100 percent of the South Africa mineral sands business formerly owned by Exxaro and 50 percent of the Tiwest mineral sands and pigments business formerly owned by Exxaro), increased 22 percent from $119.6 million in the prior-year quarter.

Tom Casey, chairman and CEO of Tronox, said, “The second quarter of 2012 was a one of significant accomplishment for Tronox. We completed the acquisition of Exxaro Mineral Sands to become the only fully vertically integrated supplier in our industry and now have the ability to capture margin wherever it occurs along the value chain. Our balance sheet is strong and cash flow robust. During the quarter, our board declared a regular quarterly dividend yielding an attractive return, announced its intent to continue to pay a similar regular quarterly dividend, approved the repurchase of up to 2.5 million of our shares and split the stock 5 for 1. Going forward, we will continue our focus on building value for our shareholders.

“In our mineral sands segment for second half of 2012, we anticipate feedstock sales volumes will remain strong and prices will be significantly higher compared to the second half last year. This strong performance is expected despite zircon sales forecasted to be at approximately half the year-ago levels. As the largest vertically integrated player in our industry, Tronox now benefits from the same rising ore prices that non-integrated titanium dioxide producers will face as advantaged ore contracts expire. We believe that we are built to optimize market swings on either side of the supply chain and are well positioned to thrive in changing market conditions,” Casey said.

“In the first half of 2012, we saw a softening of sales volumes in our pigments segment compared to very strong volumes a year ago due to simultaneous market weakness in China, Europe and North America. While we are encouraged by signs of recovery in U.S. housing and increasingly stimulative national policy in China, we are conservatively forecasting pigment sales volumes to be level and modestly lower global average pigment selling prices in the second half 2012 as compared to the first half 2012.

Mineral Sands

Minerals Sands segment net sales in the second quarter 2012 of $49.1 million increased more than 100 percent versus both the second quarter 2011 and the first quarter 2012. Acquired businesses contributed $30.5 million of mineral sands net sales during the two-week period following the closing of the transaction on June 15, 2012. Ore volumes and pricing remained strong during the second quarter, while the demand for zircon decreased.

Pigments

Pigments segment net sales in the second quarter 2012 increased 3 percent versus the year ago quarter, driven by higher selling prices, partially offset by lower volumes and the unfavorable impact of foreign currency exchange rate changes. As compared to the first quarter 2012, net sales in the second quarter, were 6 percent lower primarily related to the impact of foreign currency exchange rate changes which decreased net sales by $8.8 million.

Corporate and Other

Corporate and Other segment net sales in the second quarter 2012 of $26.8 million declined from $31.6 million in the prior-year quarter. Corporate and other includes our electrolytic manufacturing business. Electrolytic and other chemical products net sales decreased versus the first quarter 2012 and the prior-year quarter primarily due to lower sales volumes, partially offset by higher selling prices.

Selling, general and administrative (SG&A) costs for the second quarter 2012 were $102.3 million, as compared with SG&A costs of $37.9 million in the year ago quarter. The SG&A increase versus prior year reflects costs associated with the mineral sands operations and acquisition, including the vesting of stock awards, taxes on the transfer of property ownership in South Africa and Australia, legal and professional fees and financing fees. The company expects SG&A levels to return to more normal levels in future quarters.

Income from continuing operations for the second quarter 2012 was $1,171.9 billion, or $13.67 per diluted share, including a non-cash accounting gain of approximately $1.1 billion associated with the acquisition of Exxaro’s mineral sands business. This gain resulted from the difference between the fair value of net assets acquired and the fair value of the consideration transferred. Also included is a tax benefit directly associated with the company’s newly implemented Australia holding company structure. During the period, the company recorded a tax benefit, in a foreign jurisdiction, of approximately $88 million pursuant to a market value basis pushdown on net assets for tax purposes which creates a deferred tax asset. Because this basis change did not pertain to an entity acquired in the transaction with Exxaro, this net tax benefit was recorded through tax expense and did not impact the Company’s gain on the bargain purchase.

On June 29, the company’s Board of Directors authorized the repurchase of up to 2.5 million of the company’s Class A common stock. During the second quarter, the company repurchased 17,000 shares of its Class A common stock at an average price of $120.75 per share for a total cost of $2.0 million. Subsequent to June 30, 2012, the company has repurchased an additional 164,800 shares of its Class A common stock at an average price of $115.61 per share for a total cost of $19.1 million. The Board also approved a 5-to-1 stock split of its Class A and Class B shares and declared a dividend of $1.25 per share on a pre-split basis on Class A and Class B shares payable on August 13 to shareholders of record on July 13, 2012. The quarterly dividend, reflecting the 5-to-1 stock split, will be paid out at $0.25 per share. The Board also announced its intent to continue to pay a similar regular quarterly dividend.

Outlook

Casey concluded, “As we look across the balance of the year, we are focused on realizing the superior value that can result from our fully-integrated business model. We are reaffirming our full-year 2012 outlook for pro forma revenue of $2.5 - $2.6 billion and pro forma Adjusted EBITDA margin of 35-37 percent, which assumes level volumes and modestly lower selling prices in our pigments business for the second half of the year relative to the first half. As we noted last month, we have trimmed titanium dioxide production in response to sales volumes that we believe are largely a response to customer destocking and global economic concerns,” Casey said. “However, we believe that, through vertical integration, we are in the unique strategic position to supply all of the feedstock that our pigment operations require, which allows us to balance our consumption and sales in ways that no other producer can. This competitive position should lead to higher margins under any market conditions by selling ore directly into the market and by consuming ore at the cost of extraction for our pigment business. We anticipate new debt financing of $750 million to $1.0 billion in the second half of 2012 to normalize our capital structure, with the timing of this offering contingent on various factors, including credit market conditions. We are committed to optimizing our balance sheet, and will seek to reward shareholders by returning cash and prudently reinvesting in our business as we capitalize on the benefits of our vertical integration.”

The company also announced that Peter Johnston has been named to its Board of Directors, effective August 1. Johnston is the managing director and CEO of Minara Resources, one of Australia’s top nickel producers. He is also chairman of the Minerals Council of Australia, an Executive Council member and past president of the Chamber of Minerals & Energy (WA), a director and past chairman of the Nickel Institute and Vice President of the Australian Mines and Metals Association. Mr. Johnston is currently a director of Emeco Holdings limited and Silver Lake Resources Limited. He replaces Logan Armstrong, who had served as a Director on an interim basis.

On June 18, 2012, in connection with the closing of the mineral sands transaction, Tronox entered into a global senior secured asset-based revolving credit agreement with UBS AG, with a maturity date of the fifth anniversary of the closing date. The UBS Revolver provides the company with a committed source of capital with a principal borrowing amount of up to $300.0 million, subject to a borrowing base. In addition, the company’s South African subsidiaries entered into a five-year unsecured line of credit with ABSA in South Africa for a ZAR900 million (Rand) facility.

Purchase Accounting

Tronox has completed the preliminary purchase accounting analysis for the mineral sands acquisition. Accordingly, the fixed assets, mineral rights and certain liabilities at the legacy mines and smelters in South Africa and Australia have been adjusted to their fair market value.

Segment Information

Prior to the mineral sands transaction, Tronox Incorporated had one reportable segment representing its pigment business. The pigment segment primarily produced and marketed titanium dioxide and included heavy minerals production. The heavy minerals production was integrated with its Australian pigment plant, but also has third-party sales of minerals not utilized by its pigment operations. In connection with the transaction and formation of Tronox Limited, the company acquired 74 percent of Exxaro’s South African mineral sands operations, including its Namakwa and KwaZulu-Natal Sands mines, separation and slag furnaces, along with its 50 percent share of the Tiwest Joint Venture in Western Australia. As such, the company evaluated its new operations under ASC 280, Segments, and has determined that the mineral sands division qualifies as a separate segment.

As of June 15, 2012, the company has two reportable segments, Mineral Sands and Pigment. The Minerals segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as the co-products pig iron and zircon. The heavy minerals production is integrated with the company’s Australian pigment plant, but also has third-party sales of minerals not utilized by its pigment operations. The Pigment segment primarily produces and markets titanium dioxide and has production facilities in the United States, Australia, and the Netherlands. The company’s corporate and other business lines are comprised of corporate activities, electrolytic manufacturing and marketing operations, and businesses that are no longer in operation; all are located in the United States.

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions related to sites no longer in operation, gains on land sales from properties not used in current operations, income tax expense or benefit and other income (expense).

About Tronox

Tronox is a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment. Through the integration of its pigment and mineral sands business, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectation for future results including revenues. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including under the ‘Risk Factors” section of our registration statement on Form S-4 filed with the SEC on May 4, 2012. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-GAAP financial measures, including adjusted EBITDA. These non-GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with US GAAP. The non-GAAP financial measures presented by the company may be different than non-GAAP financial measures presented by other companies. The non-GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results, as well as the impact of fresh-start accounting applied in 2011 and purchase accounting being applied in 2012. The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with US GAAP.

Management believes these non-GAAP financial measures:

•

Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•

Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•

Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation and amortization to the net income. Further adjustments due to fresh-start accounting, purchase accounting, and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

•

Enable investors to assess the company’s compliance with financial covenants under its debt instruments. Tronox Limited’s term loan has financial covenants that use EBITDA as part of the measures, e.g., consolidated leverage ratio, which is a ratio of indebtedness to consolidated EBITDA; and consolidated interest coverage ratio which is a ratio of consolidated EBITDA to interest expenses; and

•

In addition, adjusted EBITDA, excluding restructuring expenses, is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate EBITDA and adjusted EBITDA differently than Tronox, EBITDA may not be, and adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Millions of dollars, except share and per share data)

	Successor				Predecessor
	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Five Months Ended June 30, 2011	One Month Ended January 31, 2011
Net Sales	$428.9	$428.3	$862.5	$695.4	$107.6
Cost of goods sold	(306.1)	(309.9)	(582.4)	(539.7)	(82.3)

Gross Margin	122.8	118.4	280.1	155.7	25.3
Selling, general and administrative expenses	(102.3)	(37.9)	(146.6)	(57.4)	(5.4)
Provision for environmental remediation and restoration, net of reimbursements	—	4.3	—	4.3	—

Income from Operations	20.5	84.8	133.5	102.6	19.9
Interest and debt expense	(13.0)	(8.2)	(20.9)	(13.5)	(2.9)
Other income (expense)	(3.6)	(1.4)	(5.0)	(0.4)	1.6
Gain on bargain purchase	1,061.1	—	1,061.1	—	—
Reorganization income	—	—	—	—	613.6

Income from Continuing Operations before Income Taxes	1,065.0	75.2	1,168.7	88.7	632.2
Income tax benefit (provision)	106.9	(9.0)	89.5	(12.3)	(0.7)

Income from Continuing Operations	1,171.9	66.2	1,258.2	76.4	631.5
Income from discontinued operations, net of income tax benefit	—	—	—	—	(0.2)

Net Income	1,171.9	66.2	1,258.2	76.4	631.3
Income attributable to noncontrolling interest	0.5	—	0.5	—	—

Net Income attributable to Tronox Limited	$1,171.4	$66.2	$1,257.7	$76.4	$631.3
Income per Share, Basic and Diluted(1):
Basic —
Continuing operations	$13.80	$0.89	$15.65	$1.02	$15.29
Discontinued operations	—	—	—	—	(0.01)

Net income per share	$13.80	$0.89	$15.65	$1.02	$15.28
Diluted —
Continuing operations	$13.67	$0.85	$15.50	$0.98	$15.25
Discontinued operations	—	—	—	—	—

Net income per share	$13.67	$0.85	$15.50	$0.98	$15.25
Weighted Average Shares Outstanding (in thousands):
Basic	84,528	74,780	79,960	74,715	41,311
Diluted	85,286	78,010	80,757	77,945	41,399

(1)	On June 29, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 stock split for holders of its Class A common stock and Class B common stock at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class. All references to number of shares and per share data in the condensed consolidated financial statements have been adjusted to reflect the stock split.

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars, except share and per share data)

	Successor
	June 30, 2012	December 31, 2011
Current Assets
Cash and cash equivalents	$185.9	$154.0
Accounts receivable, net of allowance for doubtful accounts of $1.2 and $0.4	426.4	277.8
Inventories	1,124.0	311.2
Prepaid and other assets	39.1	21.7
Deferred income taxes	60.2	4.3

Total Current Assets	1,835.6	769.0
Noncurrent Assets
Property, Plant and Equipment, Net	1,545.2	504.3
Mineral Leaseholds, Net	1,356.6	38.4
Intangible Assets, Net	318.4	325.1
Long-Term Deferred Tax Assets	80.5	9.0
Other Long-Term Assets	45.8	11.6

Total Assets	$5,182.1	$1,657.4
Current Liabilities
Accounts payable:
Third party	$190.5	$126.9
Related party	1.1	74.8
Accrued liabilities	204.5	45.7
Short-term debt	24.1	—
Long-term debt due within one year	9.1	5.9
Income taxes payable	22.8	27.6
Deferred income taxes	30.3	—
Dividends payable	31.6	—

Total Current Liabilities	514.0	280.9

Noncurrent Liabilities
Long-term debt	711.6	421.4
Pension and postretirement healthcare benefits	126.2	142.7
Asset retirement obligations	94.4	29.2
Deferred income taxes	220.6	19.1
Other	16.3	11.8

Total Noncurrent Liabilities	1,169.1	624.2

Contingencies and Commitments
Stockholders’ Equity
Tronox Limited Class A common stock, par value $0.01 — 77,141,250 shares issued and 76,559,650 shares outstanding at June 30, 2012(1)	0.8	—
Tronox Limited Class B common stock, par value $0.01 — 49,754,280 shares issued and outstanding at June 30, 2012(1)	0.5	—
Tronox Incorporated common stock, par value $0.01 — 100,000,000 shares authorized, 15,406,803 shares issued and 15,076,691 shares outstanding at December 31, 2011	—	0.1
Capital in excess of par value	1,763.2	579.2
Retained earnings	1,466.5	241.5
Accumulated other comprehensive loss	(33.9)	(57.0)
Tronox Incorporated treasury stock, at cost — 94,513 shares at December 31, 2011	—	(11.5)

Total Stockholders’ Equity	3,197.1	752.3
Noncontrolling interest	301.9	—

Total Equity	3,499.0	752.3

Total Liabilities and Stockholders’ Equity	$5,182.1	$1,657.4

(1)	On June 29, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 stock split for holders of its Class A common stock and Class B common stock at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class. All references to number of shares and per share data in the condensed consolidated financial statements have been adjusted to reflect the stock split.

Purchase Price and Fair Value of Assets Acquired and Liabilities Assumed

The Company accounted for the acquisition of the Mineral Sands business under Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), which requires recording assets and liabilities at fair value. Under the acquisition method of accounting, the total estimated purchase price was allocated to the tangible assets and separately identifiable intangible assets acquired and liabilities assumed based on their preliminary estimated fair values on the acquisition date.

The purchase price allocation is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different values being assigned to individual assets acquired and liabilities assumed. The final purchase price allocation is pending the finalization of appraisal valuations of certain tangible and intangible assets acquired, which may result in an adjustment to the preliminary purchase price allocation and the gain on bargain purchase. The preliminary purchase price allocation on the acquisition date as follows:

Consideration:
Number of shares of Tronox Limited Class B common stock (1)	9,950,856
Fair value of Tronox Limited Class B common stock shares on the acquisition date (1)	$137.70

Fair value of equity issued	$1,370.1
Noncontrolling interest (2)	291.1

Total consideration transferred	$1,661.2
Fair Value of Assets Acquired and Liabilities Assumed (100% basis):
Current Assets:
Cash	$114.8
Accounts receivable	140.0
Inventories	621.7
Prepaid and other assets	16.0

Total Current Assets	892.5
Property, plant and equipment, net, including mineral leaseholds of $1,307.0	2,378.2
Deferred tax asset	31.7
Other long-term assets	19.1

Total Assets	$3,321.5

Current Liabilities:
Accounts payable	93.2
Accrued liabilities, including unfavorable sales contracts of $83.0	156.9
Short-term debt	19.2
Income taxes payable	2.1
Other current liabilities	8.5

Total Current Liabilities	279.9
Long-term debt	18.7
Deferred tax liability	237.0
Pension and postretirement healthcare benefits	5.4
Asset retirement obligations	57.1
Other	1.1

Total Liabilities	599.2
Net Assets	$2,722.3

Gain on Bargain Purchase	$1,061.1

(1)	The number of shares of Tronox Limited Class B common stock issued in connection with the Transaction has not been restated to affect for the 5-for-1 stock split. The discounted value of the shares was based on 85% of closing price of the stock at acquisition date due to the three year lock up period and limitation on ownership interest.
(2)	Represents estimated fair value of the 26% ownership of the South African operations retained by Exxaro. The fair value was discounted by 25% due to the BEE limitations on future potential ownership transfer timing and ability.

Because the total consideration transferred is less than the fair value of the net asset acquired, the excess of the value of the net assets acquired over the purchase price has been recorded as a bargain purchase gain of approximately $1,061.1 million for the three and six months ended June 30, 2012. The bargain purchase gain is included in “Gain on bargain purchase” on the Condensed Consolidated Statement of Operations. The bargain purchase gain is not taxable for income tax purposes.

Segment Revenue

The following table presents the segment revenue for the periods indicated. Amounts for the historical pigment segment (pre-acquisition) have been separated to reflect Tronox’s 50% interest in Mineral sales by the Australian joint venture. Mineral sales for the two week period of the acquired business were approximately $30.5 million.

Net Sales

	Successor			Successor		Predecessor
	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Quarter Change	Six Months Ended June 30, 2012	Five Months Ended June 30, 2011	One Month Ended January 31, 2011	YTD Change
Minerals segment	$89.2	$40.1	$49.1	$171.9	$63.9	$7.6	$100.4
Pigment segment	348.0	371.6	(23.6)	710.3	602.8	88.5	19.0
Corporate and Other	26.8	31.6	(4.8)	58.0	55.8	14.5	(12.3)
Eliminations	(35.1)	(15.0)	(20.1)	(77.7)	(27.1)	(3.0)	(47.6)

Net Sales	$428.9	$428.3	$0.6	$862.5	$695.4	$107.6	$59.5

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA, which are used by management to measure performance, are non-GAAP financial measures. Management believes that EBITDA is useful to investors, as it is commonly used in the industry as a means of evaluating operating performance. Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. Both EBITDA and Adjusted EBITDA are included as a supplemental measure of our operating performance because they eliminate items that have less bearing on operating performance and highlight trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to measures of our financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented herein is not, comparable to similarly titled measures reported by other companies.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Successor				Predecessor
	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Five Months Ended June 30, 2011	One Month Ended January 31, 2011
Net income	$1,171.9	$66.2	$1,258.2	$76.4	$631.3
Interest and debt expense	13.0	8.2	20.9	13.5	2.9
Income tax provision (benefit)	(106.9)	9.0	(89.5)	12.3	0.7
Depreciation and amortization expense	30.9	21.1	52.9	34.2	4.1

EBITDA	1,108.9	104.5	1,242.5	136.4	639.0
Gain on bargain purchase	(1,061.1)	—	(1,061.1)	—	—
Gain on fresh-start accounting	—	—	—	—	(659.1)
Reorganization expense associated with bankruptcy(a)	—	—	—	—	45.5
Fresh-start inventory mark-up	—	3.4	—	35.5	—
Amortization of inventory step-up from purchase accounting	23.6	—	23.6	—	—
Provision for environmental remediation and restoration, net of reimbursements	—	(4.3)	—	(4.3)	—
Stock-based compensation	20.5	3.2	27.2	6.1	—
Foreign currency remeasurement	1.6	2.1	0.8	2.0	(1.3)
Transaction costs and financial statement restatement costs (b)	50.5	8.4	59.5	9.4	—
Other items(c)	2.2	2.3	5.1	3.6	0.2

Adjusted EBITDA	$146.2	$119.6	$297.6	$188.7	$24.3

(a)	Tronox Incorporated incurred costs related to the Chapter 11 bankruptcy proceedings. These items include cash and non-cash charges related to contract terminations, prepetition obligations, DIP financing costs, legal and professional fees.
(b)	In the three and five months ended June 30, 2011, transaction costs and financial statement restatement costs include expenses related to the Transaction, fresh-start accounting fees, costs associated with restating Tronox Incorporated’s environmental reserves and the auditing of the historical financial statements. Costs associated with the Transaction include professional fees related to due diligence and transaction advice as well as investment banking fees. Additionally, Tronox Incorporated incurred legal fees associated with the exit from bankruptcy and the Transaction. In the three and six months ended June 30, 2012, transaction costs consist of costs associated with the acquisition of Exxaro Mineral Sands, including transfer taxes, financing fees, legal and professional fees, accelerated stock compensation costs as well as costs associated with the preparation and amending of the registration statement on Form S-4 filed with the SEC in connection with the Transaction and costs associated with the acquisition of Exxaro Mineral Sands.
(c)	Includes noncash pension and postretirement healthcare costs and accretion expense.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722